Exhibit 10.40

LEASE AGREEMENT

BY AND BETWEEN

COUNTY OF DUTCHESS (Landlord)

AND

POU DEVELOPMENT LLC (Tenant)

DATED AS OF

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of this ____ day of ______________ (the “Effective Date”), by and between the County of Dutchess, a municipal corporation with offices at 22 Market Street, Poughkeepsie, New York 12601 (the “Landlord”), and POU Development LLC, a Delaware Limited Liability Company authorized to do business in the State of New York (the “Tenant”).

WITNESSETH:

WHEREAS, Landlord is the owner and operator of the Hudson Valley Regional Airport (KPOU), located in the Town of Wappinger, County of Dutchess, State of New York, hereinafter referred to as “the Airport"; and

WHEREAS, Tenant desires to enter into a ground lease of partially developed land for aviation use consisting of two (2) separate parcels described in Article 2 herein and as shown on Exhibit A and to be confirmed in a final site survey; and

WHEREAS, Tenant shall construct approximately ninety thousand (90,000) square feet of hangar space for private and commercial use subject to design approval by the Airport, Landlord and other authorities having jurisdiction, as more fully depicted on Exhibit B, and shall make all necessary site and infrastructure improvements as defined in this Lease, in accordance with the requirements therein, and operate such improvements at its sole cost and expense; and

WHEREAS, it is the intent of Landlord to grant, demise and let unto Tenant, and Tenant intends to lease, accept and rent from Landlord, the above referenced Premises;

NOW, THEREFORE, for and in consideration of the use and occupancy of the Premises, benefits, covenants and agreements contained herein, and in consideration of the rents to be paid to Landlord, Landlord does hereby lease the Premises to Tenant on the following terms and conditions:

ARTICLE 1

DEFINITIONS

For purposes of this Lease, the following terms are defined as follows, unless the context clearly indicates otherwise:

A.	"Additional Rent” refers to any sums due to Landlord pursuant to this Lease other than Rent.
B.	“Airport” refers to the Hudson Valley Regional Airport (KPOU) located in the Town of Wappinger, County of Dutchess, State of New York.
C.	“AOA” shall mean the airside operations area of the Airport.
D.	"Applicable Laws” shall have the meaning ascribed in Article 8(D).
E.	“Approved Leasehold Mortgage” shall have the meaning ascribed in Article 41(A).
F.	“Approved Leasehold Mortgagee” refers to the party providing the financing or refinancing to the Tenant pursuant to an Approved Leasehold Mortgage.

G.	“As-Built Survey” shall have the meaning ascribed in Article 7.
H.	“Base Rent” shall have the meaning ascribed in Article 5(A).
I.	“Business Day” shall mean each day other than a Saturday, a Sunday or any other legal holiday on which commercial banks in the State of New York are authorized to close under Applicable Laws.
J.	"Commencement Date” shall have the meaning ascribed in Article 3(A).
K.	“Construction Commencement Date” shall have the meaning ascribed in Article 6(C)(2).
L.	“Due Diligence Period” shall have the meaning ascribed in Article 3(C).
M.	“Effective Date” shall have the meaning ascribed in the first paragraph.
N.	“Environmental Laws” shall have the meaning ascribed in Article 15(A)(4).
O.	“Event of Default” shall have the meaning ascribed in Article 26.
P.	“Expiration Date” shall have the meaning ascribed in Article 3(A).
Q.	“FAA” shall refer to the Federal Aviation Administration.
R.	“FAA Regulations” shall have the meaning ascribed in Article 33(A).
S.	“Governmental Landlord” shall have the meaning ascribed in Article 8(D).
T.	“Hazardous Materials” shall have the meaning ascribed in Article 15(A)(3).
U.	“Hazardous Wastes” shall have the meaning ascribed in Article 15(A)(1).
V.	“Improvements” shall have the meaning ascribed in Article 6(B).
W.	“Index” shall have the meaning ascribed in Article 5(B).
X.	“Interest Rate” shall have the meaning ascribed in Article 15(D).
Y.	“Lease” shall have the meaning ascribed in the first Paragraph.
Z.	“Late Fee” shall have the meaning ascribed in Article 5(A).
AA.	“Landlord” refers to the County of Dutchess, a municipal corporation with offices at 22 Market Street, Poughkeepsie, NY 12601
BB.	“Lease” shall have the meaning ascribed in the first Paragraph.
CC.	“Notice” shall have the meaning ascribed in Article 30.
DD.	“Order” shall have the meaning as ascribed in Article 15(B)(5).
EE.	"Payment Bond” shall have the meaning ascribed in Article 6(I)(a).
FF.	“Performance Bond” shall have the meaning ascribed in Article 6(I)(b).
GG.	“Permitted Use” shall have the meaning as ascribed in Article 8(A).
HH.	“Preliminary Period” shall have the meaning ascribed in Article 3(B).
II.	“Premises” or “Demised Premises” shall have the meaning ascribed in Article 2.
JJ.	“Releasing Parties” shall have the meaning ascribed in Article 33(D).
KK.	“Rent” shall have the meaning ascribed in Article 5(A).

LL.	"Rent Commencement Date” shall have the meaning ascribed in Article 5(A).
MM.	“SPDES” shall have the meaning ascribed in Article 15(B)(6).
NN.	“Subtenant(s)” means the tenants of Tenant who have a written sublease meeting the requirements of Article 25.
OO.	“Tenant” refers to POU Development LLC, a Delaware Limited Liability Company authorized to do business in the State of New York.
PP.	“Tenant Affiliate” shall have the meaning ascribed in Article 24.
QQ.	“Trade Fixtures” shall have the meaning ascribed in Article 16.
RR.	“Term” shall have the meaning ascribed in Article 3(A).
SS.	“Toxic Substances” shall have the meaning ascribed in Article 15(A)(2).
TT.	“TSA” shall refer to Transportation Security Administration.

ARTICLE 2

PREMISES

The Leased Premises shall consist of two (2) separate parcels, collectively referred to as the “Premises” or “Demised Premises” as follows:

A.

North Development Area: All that certain plot of land comprising some four and eight tenths (4.80) acres (209,088± square feet) of partially developed land, being a portion of the Hudson Valley Regional Airport in the Town of Wappinger, County of Dutchess, State of New York, as more particularly depicted on Exhibit A attached hereto and made a part hereof.

B.

South Development Area: All that certain plot of land comprising some two and twenty-eight hundredths (2.28) acres (99,316.8± square feet) of partially developed land, being a portion of the Hudson Valley Regional Airport in the Town of Wappinger, County of Dutchess, State of New York, as more particularly depicted on Exhibit A attached hereto and made a part hereof.

ARTICLE 3

TERM

A.

Initial Term:  Subject to the termination and all other provisions of this Lease, the term hereof (the "Term") shall commence on the date that a Certificate of Occupancy is issued by Landlord (temporary or permanent) for any part of the Improvements constructed upon the Demised Premises (the “Commencement Date”), and shall end the last day of the one hundred eightieth (180th) full calendar month following the Commencement Date (including the month of the Commencement Date) unless otherwise extended as set forth in Article 4 or terminated as set forth in subsection C below (the "Expiration Date").

B.

Preliminary Period: The period beginning upon the Effective Date given above and ending upon the Commencement Date is herein referred to as the "Preliminary Period". Any entry upon and/or use of occupancy of the Demised Premises by Tenant during the Preliminary Period shall be subject to all terms and conditions of this Lease.

C.

Due Diligence Period: The period beginning upon the Effective Date and continuing for two hundred seventy (270) days thereafter shall be the “Due Diligence Period.”  During the Due Diligence Period, Tenant, at Tenant’s sole cost and expense, shall investigate the environmental condition of the Demised Premises, the developmental and use potential of the Demised Premises, feasibility of relocating or replacing the existing hangar on the North Development Area to another suitable location on the Airport, identifying an alternative suitable parking option for the Aero Mechanical hangar structure adjacent to the North Development Area, availability of economic incentives including, but not limited to Industrial Development Agency and Empire State Development Economic or Financial Assistance, and the overall economic feasibility of the proposed development. If, upon completion of its due diligence during the Due Diligence Period, Tenant determines in its sole discretion that the Demised Premises or a portion of the Demised Premises are not suitable for the proposed development, Tenant shall notify Landlord. Landlord will have the opportunity to remedy the site to the satisfaction of Tenant (to the extent possible) or to elect not to remedy the site. If Landlord elects not to remedy the site, Tenant will have the option to remedy the site at its sole cost and expense, or to elect to be relieved of any further responsibilities, obligations, or liabilities with respect to the Demised Premises or the portion thereof, except that Tenant shall return the Demised Premises or the portion thereof to Landlord in the same condition as it was prior to the applicable due diligence period. To the extent that Tenant fails to notify Landlord that the Demised Premises or a portion thereof is not suitable for its proposed development, it shall be deemed an acceptance of the Demised Premises.

ARTICLE 4

EXTENSION

Tenant may seek an extension of this Lease up to a forty (40) year term at any time following execution, including during the Due Diligence Period. Any amendment to extend the Term shall be in writing and subject to approval of the Dutchess County Legislature, provided that no such lease or contract shall be made until the Dutchess County Legislature shall have held a public hearing in respect thereto on at least ten (10) days' notice; and provided, further, that any lease or contract negotiated by the County Executive shall not exceed forty (40) years and shall comply with Dutchess County Local Law No. 6 of 2015 and § 352(5) of the General Municipal Law.

ARTICLE 5

BASE RENT AND SECURITY

A.

Base Rent:  Rent shall commence on the earlier of the Commencement Date or twenty-four months (24) months from the date of execution of this Agreement, whichever comes first (“Rent Commencement Date”). Starting on the Rent Commencement Date, Tenant shall pay the “Base Rent” or “Rent”, in equal monthly installments in advance, on the first day of the month. Base Rent shall be calculated at the rate of $0.65 per square foot and multiplied by the square footage of ground lease area as determined by the Survey set forth in Article 7 below. At such time as the entire ninety thousand (90,000) square feet of hangar development is complete and Tenant presents the Landlord with a Certificate of Occupancy for hangar improvements on both the North Development Area and the South Development Area, the Rent shall be reduced to $0.60 per square foot. If any Rent or other amounts owed by Tenant to Landlord hereunder are not paid within ten (10) days following the due date, Tenant shall pay to Landlord a late fee equal to five percent (5%) of the outstanding amount (the “Late Fee”). The Late Fee shall become due and payable from Tenant to Landlord with the next monthly rental installment.

B.

Escalation Provision: Beginning on the twelve (12) month anniversary date of the Rent Commencement Date and on each succeeding anniversary thereafter for the term (including any Option Period), the Base Rent shall increase by the percentage change in Consumer Price Index - For All Urban Consumers (Northeast Urban Region) published by the U.S. Department of Labor, Bureau of Labor Statistics (the “Index”) over the rate charged for the immediately preceding twelve (12) months. Notwithstanding the foregoing, the increase in the annual rental per lease year shall not be less than 3% per lease year nor greater than 5% per lease year. The Landlord shall notify Tenant in writing on or about (month and day) of each year what the new rental amount will be for the following year.

C.

Fuel Flowage: In the event that Tenant sells fuel, Tenant shall pay a fuel flowage fee per gallon as may be established by the Landlord from time to time on all fuels and oils sold, dispensed, or consumed from, on, or about the Parcel. As of the Effective Date, the fuel flowage fee per gallon is $0.20 per gallon for the first 450,000 gallons per year and then reduces to $0.15 per gallon for the remainder of that year.

ARTICLE 6

TENANT IMPROVEMENTS

A.	Tenant is investing approximately Twenty-Five Million Dollars ($25,000,000) in capital improvements to the Premises as shown on Exhibit B, attached hereto, including the Improvements described above.

B.

Tenant shall construct approximately ninety thousand (90,000) square feet of hangar space and adjacent apron/ramp for private and commercial use subject to design approval by the Airport, Landlord and other authorities having jurisdiction (“Improvements”), as more fully depicted on Exhibit B, and shall make all necessary site and infrastructure improvements as defined in this Lease, in accordance with the requirements therein, and operate such improvements at its sole cost and expense. The building design and construction must comply with all local, state and federal codes governing the applicable type of construction, including New York State Building Code and federal Americans with Disabilities Act requirements.

C.	Tenant Improvement Schedule. Tenant shall proceed with constructing the Improvements in accordance with the following:

1.	Tenant shall submit to the Dutchess County Department of Public Works the building application for permitting for the Improvements within twelve (12) months of the Effective Date;

2.	Tenant shall break ground within six (6) months of the issuance of building permits (“Construction Commencement Date”); and

3.	Tenant shall complete construction as evidenced by issuance of temporary certificate of occupancy or certificate of occupancy within fifteen (15) months of the Construction Commencement Date.

D.

Tenant shall relocate or replace the existing hangar on the North Development Area to another mutually agreeable location on the Airport the exact location to be determined during the Due Diligence Period. The foregoing relocation shall be at the sole expense of Tenant.

E.

In addition to the Improvements, Tenant shall have the right to make any additions, replacements, changes, alterations, installations, repairs or improvements on the Premises, provided however, that construction of all such improvements, including the Improvements, shall commence only after plans and specifications have been submitted to and approved in writing by the Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. Once approved, no material changes or alterations shall be made without the Landlord’s prior written approval of such change, which approval shall not be unreasonably withheld, conditioned, or delayed. Any such alterations shall be without cost to the Landlord and completed in a timely manner and with the least disturbance possible to the public. All improvements made by Tenant to the Premises shall be of good quality and workmanship. All charges, including installation cost, meter deposits and all service charges for water, electricity, and other utility services to and within the Premises shall be paid by Tenant. All improvements and equipment constructed or installed by Tenant, its agents, or contractors, including the plans and specifications shall conform to all Applicable Laws (as defined in Article 8(D) hereunder). Tenant shall keep and maintain all such improvements thereto constructed or installed by it in good condition, reasonable wear and tear excepted.

F.

At the time of requesting Landlord approval, the Tenant shall submit preliminary plans for such Improvements, which shall conform to the general architectural scheme and overall plans adopted by the Landlord for the Tenant. Upon approval of said preliminary plans, the Tenant shall prepare, and obtain the Landlord's approval of, working drawings and specifications which shall be a true and accurate reflection of the preliminary plans so approved. All construction shall conform to the approved working drawings and specifications. No substantial change, addition or alteration shall be made in said working plans or specifications or in the construction called therefore without the Landlord's prior written approval. When construction work is commenced, it shall be completed with reasonable dispatch. Upon completion of said Improvements, the Tenant shall furnish the Landlord, at no charge, one (1) complete set of "as built" drawings of the improvements on CAD.

G.

Landlord’s approval of any plans or specifications submitted by Tenant shall refer only to the conformity of such plans and specifications to existing improvements at the Airport and Landlord requirements. Such plans and specifications are not approved for architectural or engineering design or compliance with Applicable Laws, and the Landlord, by approving such plans and specifications, assumes no liability or responsibility for any defect in any structure or improvement constructed according to such plans and specifications.

H.

Copies of the architectural drawings, as-builts, or other final documents for all improvements or subsequent changes therein or alterations thereof to the Premises shall be submitted to the Landlord within ninety (90) days following completion of the Improvements, in such form as requested by Landlord.

I.	Tenant shall provide the following bonds to Landlord before construction or installation of any portion of the Improvements begin:

a. Tenant shall cause its contractors to provide a payment bond in an amount equal to the construction costs of the Improvements ("Payment Bond") to ensure that materials and labor are paid for. Upon completion of the work, Tenant shall record a release of the Payment Bond and provide Landlord with a copy.

b. Tenant shall cause its contractors to provide a performance bond in an amount equal to the total cost of the Tenant Improvements ("Performance Bond") to ensure that the work is completed according to the construction documents and design plans approved by Landlord. Upon completion of the work, Tenant shall record a release of the Performance Bond and provide Landlord with a copy.

c. Tenant shall provide copies of the Payment Bond and Performance Bond to Landlord prior to the start of any work. Each bond shall name Tenant and Landlord as "obligees".

d. The surety company providing the Payment Bond and the Performance Bond shall have an A.M. Best rating of B+ VI or better for the past four (4) calendar quarters.

e.    All contracts for the construction or installation of the Improvements shall include provisions of insurance and suretyship satisfactory to Landlord for the protection of Landlord; Tenant's laborers, suppliers and subcontractors; and the public.

J.

Notwithstanding the foregoing, Tenant shall have the right to make interior changes or alterations which are non-structural, and which do not affect the mechanical, electrical or plumbing systems in the Premises without the Landlord’s approval or consent. Examples of allowable improvements include painting, installation of detached furniture, furniture attached to walls, carpet replacement, ceiling tile replacement, and appliance replacements.

K.

All improvements made to the Premises and additions and alterations thereto by Tenant shall be and remain the property of Tenant until the termination of this Lease (whether by expiration of the Initial Term, termination, forfeiture, or otherwise), whichever first occurs; at which time the said Improvements shall become the property of Landlord, provided, however, that any trade fixtures, signs and other personal property of Tenant or any sub-tenant not permanently affixed to the Premises shall remain the property of Tenant or its sub-tenant and shall so remain unless Tenant shall fail within ten (10) days following the termination of this Lease to remove its trade fixtures, signs and other personal property not permanently affixed to the Premises, in which event, at the option of Landlord, title to the same shall vest in Landlord, at no cost to Landlord, or Landlord may elect to exercise its rights as set forth in this Agreement.

L.

Tenant shall not remove or demolish, in whole or in part, any improvements upon the Premises without the prior written consent of the Landlord, which may be conditioned upon the obligation of Tenant to replace the same by an improvement specified in such consent.

M.	Tenant shall be responsible for making repairs at its sole cost and expense for any damage resulting from the removal by Tenant of its furniture, trade fixtures, or other personal property.

N.

Tenant shall not commence any improvements, additions, replacements, changes, alterations, installations or repairs until Tenant has obtained all necessary permits, approvals and authorizations required by all applicable governmental authorities.

O.

Landlord, its architects, engineers and representatives shall have the right to inspect the Premises and Improvements (to the extent then constructed) from time to time during the construction of the Improvements and any additions, replacements, changes, alterations, installations or repairs. Additionally, as Landlord holds code enforcement responsibility for all Airport buildings and structures, the Tenant is subject to routine fire safety and property maintenance inspections as required by 19 NYCRRR Part 1203.

P.	Tenant agrees to comply with the New York State Labor Law when facilitating the agreed upon improvements, additions, replacements, changes, alterations, installations or repairs.

Q.

The Tenant shall be solely responsible for any additional costs, of any nature whatsoever, which arise from a determination by any party having jurisdiction that work pursuant to this Lease constitutes public work and that, accordingly, the provisions of Labor Law Section 220 or any companion provisions are applicable and the Tenant shall defend and indemnify the Landlord from any claims or judgments arising therefrom.

R.

Any contractors that Tenant may contract with for services to be provided at the Airport will be subject to the County’s insurance requirements. Tenant shall advise the Dutchess County Commissioner of Public Works in advance of any work done or services to be provided at the Airport so that the Commissioner can consult with the County’s Director of Risk Management about the appropriate insurance requirements.

ARTICLE 7

SURVEY

Upon Tenant’s completion of the Improvement, Tenant, at Tenant’s sole cost and expense, shall cause an as-built survey (the “As-Built Survey”) to be prepared by a licensed surveyor, satisfactory to both parties, reflecting an accurate metes and bounds description of the Premises, setting forth the acreage and square footage of the Premises, and the location and square footage of the Improvements constructed on the Premises. Upon completion, the As-Built Survey will be substituted as Exhibit A.

ARTICLE 8

USE OF PREMISES

A.

Permitted Use. Landlord makes no representations or warranties, either express or implied, as to the condition of the Premises or the suitability of the Premises for the use intended by Tenant. Subject to the Tenant’s rights to conduct due diligence during the Due Diligence Period and acceptance thereafter, Tenant takes the Premises in an "as is" condition and accepts its suitability and sufficiency for Tenant's intended use. During the Term of this Lease, and subject to Tenant’s obligations hereunder, Tenant shall have the right to develop the Improvements and operate on the Premises which shall include commercial and non-commercial aircraft storage, office space, maintenance of aircraft, operation of a fuel farm, fueling of aircraft and for other purposes reasonably related to the foregoing as may be allowed under the Minimum Standards (the “Permitted Use”). Subject to the terms and conditions contained herein, the Permitted Use shall include Tenant’s right to:

(1)

Engage in the development of the Premises, to include, but not limited to, construction of hangars, office and maintenance space, aircraft ramp/apron and taxiways, fuel farm, automobile ingress/egress and parking, and other improvements that have been approved in writing by the Landlord; and

(2)	Engage in the subleasing of hangar and office space to others; and
(3)	Dispense aircraft fuel and lubricants to its sub-tenants directly or through a third party.

B.

Landlord and Tenant hereby agree that the management, maintenance and operation of the Premises shall at all times be under the supervision and direction of active, and qualified personnel who shall at all times be subject to the direction and control of Tenant and its employees. The actions of Tenant, and its employees, invitees, suppliers and contractors, shall be conducted in an orderly and proper manner so as not to unreasonably annoy, disturb or be offensive to others beyond that typical of a use for the Permitted Use.

C.

Should Landlord, or any successor entity, cease operation of the Airport in whole or in part for a period of ninety (90) days or longer such that Tenant is prevented from using the Premises for its Permitted Use, then Tenant may elect, in its sole discretion, to terminate this Lease by providing Landlord with at least thirty (30) days prior notice of its intent to terminate. Upon the date of termination, Tenant shall have no further obligations under this Lease.

D.

For purposes of this Lease, “Applicable Laws” means all present and future Applicable Laws, local laws, statutes, ordinances, orders, directives, rules, codes, regulations and decrees of federal, state and municipal authorities and agencies and their respective agencies, departments, authorities and commissions (individually, a “Governmental Landlord”) and all present and future grant assurances provided by Landlord to any Governmental Landlord in connection with Landlord’s ownership or operation of the Airport and all rules, regulations, policies and procedures of Landlord, as the same may be amended, modified or updated from time to time, including the Rules and Regulations of the Airport and/or Minimum Standards. For purposes of this Lease, Governmental Authorities shall specifically include Landlord, the State of New York, the United States Department of Transportation, the Federal Aviation Administration (the “FAA”) and the Transportation Security Administration (the “TSA”).

E.

Tenant shall be responsible for all its expenses in connection with its operation at the Airport and the rights and privileges herein granted, including without limitation by reason of enumeration, taxes, permit fees, fuel flowage fees, landing fees and assessments lawfully levied or assessed upon the Tenant, and fees to secure all such permits.

F.	Tenant, in providing any of the commercial services authorized in accordance with this Article 8, does hereby agree:
1.	To furnish said service on a fair, equal, and not unjustly discriminatory basis to all users thereof, and
2.

To charge fair, reasonable, and not unjustly discriminatory prices for each unit or service; provided, that, the Tenant may make reasonable nondiscriminatory discounts, rebates, or other similar types of price reductions to volume purchasers.

ARTICLE 9

RESTRICTIONS ON USE

Tenant expressly covenants, represents, warrants, and agrees that it shall use and occupy the Premises for the express and limited uses in this lease specifically set forth only and for no other use or purpose whatsoever. Tenant makes this covenant, representation, warranty, and agreement knowing that Landlord is entering into this Lease in reliance thereon and that such covenant, representation, warranty, and agreement is the essence of this Lease. In the event of a breach or threatened breach of this Article by Tenant or anyone claiming under Tenant, Landlord shall have the right of injunction and the right to invoke any and all remedies under this Lease and any remedies allowed at law or in equity by reason of such breach of threatened breach. Tenant is prohibited from using groundwater underlying the Premises for any purpose whatsoever.

ARTICLE 10

LANDLORD'S RIGHTS AND OBLIGATIONS

A.

Landlord agrees that it will operate the Airport in a manner consistent with standards established by the Federal Aviation Administration, or any successor Federal agency exercising similar powers for airports of comparable size and in accordance with rules and regulation of the Federal Aviation Administration and any other governmental agency having jurisdiction thereof.

B.

 From time to time, the Landlord may adopt and enforce Rules and Regulations and Minimum Standards pursuant to FAA Advisory Circular 150/5190-5, Change I, "Exclusive Rights and Minimum Standards for Commercial Aeronautical Activities" with respect to the occupancy and use of the Airport, hereinafter, "Minimum Standards". Tenant agrees to observe and obey any and all such Rules and Regulations and Minimum Standards and all other Federal, State and municipal rules, regulations and laws and to require its officers, agents, employees, Tenants and invitees, to observe and obey the same. This provision will include compliance with the Airport's Noise Abatement Plan, as promulgated.

C.

The Landlord reserves the right to deny access to the Airport and its facilities to any person, firm or corporation that fails or refuses to obey and comply with such Rules and Regulations, Minimum Standards and applicable laws.

ARTICLE 11

ACCESS

Subject to all Applicable Laws, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days a week. Tenant shall have the right of ingress to and egress from the Premises for Tenant, any Subtenant(s), their officers, employees, agents, servants, customers, vendors, suppliers, patrons and invitees, subject, however, to all statutes, ordinances, rules and regulations from time to time enacted or established by Dutchess County, the FAA, or any other governmental agency or authority. Such right of ingress and egress shall include, but not be limited to, the non-exclusive right to use all existing and hereafter created means of access to the Airport through, across, over and by the unimpeded use of all presently existing or hereafter relocated or installed taxiways, runways, roads, bridges, overpasses, causeways and highways providing access within, to and from the Airport. The right of ingress and egress shall be used jointly with other subtenants and tenants of the Airport. Tenant, Subtenant(s), its officers, employees, agents, servants, customers, vendors, suppliers, patrons and invitees shall keep the aircraft stored and housed in or about the Premises in a manner so as not to materially and unreasonably interfere with or to endanger other users of the remaining portions of the Airport property. The Tenant shall not use the Premises, in any manner whatsoever, which causes unreasonable and material interference or disruption to Airport operations or support facilities or to telecommunications, or television or related systems on or off the Airport property.

ARTICLE 12

REPAIRS AND MAINTENANCE

A.

During the Term, Tenant, at Tenant’s sole cost and expense, shall be responsible for all repairs and maintenance of the Premises and shall keep and maintain all of the Premises, including buildings, aircraft ramp and apron areas, landscape, roadways, driveways, automobile parking areas, sidewalks, fencing, gates, lighting, under-ground detention/retention ponds, drainage and utility facilities and all other improvements located on, in or under the Premises, in a state of good condition and repair in accordance with the reasonable requirements of Landlord and all Applicable Laws, and shall make all necessary repairs, replacements and renewals, whether structural or nonstructural, foreseen or unforeseen and ordinary or extraordinary, in order to maintain such state of condition and repair; it being the intention of the parties that Landlord shall have no liability for any of the foregoing. The Premises shall be delivered to the Landlord at the end of the term in good condition and repair.

B.

Tenant shall be responsible for keeping the Premises in a good, clean, safe and sanitary condition, reasonable wear and tear excepted. This shall include the provision of janitorial services, supplies, and trash removal. Tenant shall not permit any waste of the Premises or permit any nuisance to exist on the Premises.

C.

The Tenant shall comply with all statutes, ordinances, and governmental regulations pertinent thereto, including but not limited to 29 C.F.R. § 1910.1200 (Hazard Communication and New York State Right to Know); 29 C.F.R. § 1910.22 (General Requirements for Walking and Working Services); 29 C.F.R. § 1910 Subpart L (Fire Protection); 29 C.F.R. § 1910 Subpart N (Materials Handling and Storage); 29 C.F.R. § 1910 Subpart 0 (Machinery and Machine Guarding); 29 C.F.R. § 1910 Subpart S (Electrical); and 29 C.F.R. § 1910 Subpart E (Means of Egress). Repairs and maintenance obligations of the Tenant expressly set forth in this Lease shall be performed promptly as needed.

D.

It is agreed that Landlord is under no obligation to furnish any utilities except as presently exist at or near the Premises. Tenant may install, only upon the Landlord's prior written approval, additional meters for any or all the utilities provided to it. Tenant shall bear the full cost of any utility modifications or additional installations (including meter installations) that Tenant may require. Tenant shall submit detailed plans of any intended modifications or installations to Landlord. All such modifications or installations shall have the prior written approval of the Landlord before being undertaken, which approval shall not be unreasonably withheld, conditioned, or delayed.

E.	Except in an emergency, the Landlord will not permit or cause any blockage into or out of the Premises.

ARTICLE 13

SNOW REMOVAL

The Landlord shall, at its own cost and expense, remove snow from runways, public taxiways, and access roads in a timely and sufficient manner to permit the Tenant’s continuous use and enjoyment of the Premises, to the extent practicable, situated on the Airport Premises. The Tenant shall pay the Landlord for snow removal from the demised Premises, including Tenant’s aircraft parking ramp and automobile parking lot at the Premises, at the rates set by the current New York State Department of Transportation Blue Book.

ARTICLE 14

COMPLIANCE WITH LAWS AND OTHER REQUIREMENTS

In its use and occupancy of the Premises during the Term, Tenant, its officers, agents, servants, employees, contractors, licensees, invitees, and any other person whom Tenant controls or has the right to control shall comply, and shall cause its Subtenant(s) to comply, with all Applicable Laws that are applicable to Tenant’s use and occupancy of the Premises, and Tenant shall pay all costs, expenses, liabilities, losses, fines, penalties, claims and demands, including reasonable attorneys’ fees, that may in any way arise out of or be imposed because of the failure of Tenant or Subtenant(s) to comply with any Applicable Laws.

Tenant shall observe or comply with the requirements with all Tenant’s policies of insurance at any time in force, with respect to the Premises or any item or part thereof.

Turbine operations of aircraft shall be reduced to the minimum extent practicable between the hours of 11:00 P.M. and 7:00 A.M. local time, consistent with safety and operational exigencies of the Lessee.

The Tenant agrees to comply with any directives issued by the Federal Aviation Administration (FAA) concerning the use of the Demised Premises including, but not limited to, posting of signs, erection of structures or other activities which would interfere with flight safety.

ARTICLE 15

ENVIRONMENTAL COMPLIANCE

A.	As used herein:

(1)

“Hazardous Wastes” means all waste materials subject to regulation under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. §§ 9601, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et seq.; the Safe Drinking Water Act, 42 U.S.C.§§ 300f, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; the Clean Water Act, 33 U.S.C. §§ 1251, et seq., New York State Environmental Conservation Law, New York Navigation Law, all as amended, and any other materials, wastes, pollutants, oils or governmentally regulated substances or contaminants, including per-and polyfluoroalkyl substances (PFAS), defined or designated as hazardous, radioactive, dangerous or any other similar term in or under any of the Environmental Laws (as defined hereunder).

(2)

“Toxic Substances” means and includes any materials that have been shown to have significant adverse effects on human health or which are subject to regulation under the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq., as amended, or any other Applicable Laws now in force or hereafter enacted relating to toxic substances. “Toxic Substances” includes asbestos, polychlorinated biphenyls (PCBs), petroleum products, lead-based paints, flammable explosives, radioactive materials and any other pollutants and any hazardous, toxic or dangerous waste, substance, material or pollutant defined as such in (or for purposes of) the Environmental Laws or listed as such by the United States Environmental Protection Agency.

(3)	“Hazardous Materials” means Hazardous Wastes and Toxic Substances, collectively.

(4)

“Environmental Laws” means and includes all current and future laws relating to Hazardous Materials, including those referenced in subparagraph (1) above together with all other federal, State and local Applicable Laws, and any judicial or administrative interpretations thereof, relating to health, safety or environmental matters.

B.

Tenant (including its Subtenant(s), agents, contractors, employees, and any other entities for which Tenant is responsible), in its use of the Premises shall comply with all federal, state, and local statutes, ordinances, regulations, rules, policies, codes, or guidelines now or hereafter in effect, as they may be amended from time to time, that govern Hazardous Materials (as defined above) or relate to the protection of human health, safety, or the environment and represents, warrants and agrees that:

(1)

It shall not give authorization or consent for any activity at or near the Premises which could involve or lead to the use, manufacture, storage or disposal of any Hazardous Materials, except for the types, and in the amounts, used in the ordinary course of the business of Tenant within the Premises, but all such use, storage or disposal and the handling of dangerous cargo shall, at all times, be in compliance with all applicable Environmental Laws;

(2)	It shall keep the Premises free and clear of any liens imposed pursuant to any applicable Environmental Laws as a result of Tenant’s use of the Premises;

(3)

All licenses, permits and other governmental or regulatory actions necessary for operations that Tenant conducts at the Premises to comply with Environmental Laws shall be obtained and maintained and Tenant shall ensure compliance therewith;

(4)	It shall promptly notify Landlord in the event of the discovery of any Hazardous Materials on the Premises not permitted hereunder or any violation of any of the Environmental Laws;

(5)

Subject to the terms of this Article, it will promptly forward to Landlord copies of all orders, notices, permits, applications or other communications and reports (individually, an “Order”) that Tenant receives and that relate to any violation of Environmental Laws applicable to the Premises or any discharge, spillage, use or discovery of any Hazardous Materials or any other matter relating to the Environmental Laws as it may affect the Premises, and shall promptly comply with each such Order and remediate such violation. In the event that an Order is subject to an attorney/client or attorney work product privilege, Tenant shall not be required to provide such Order to Landlord; provided, however, that Tenant shall promptly provide the notice required under this Lease regardless of the source of such information, including an Order subject to an attorney/client or attorney work product privilege. Upon the receipt of any such notice or Order, Landlord and any environmental consultant or other Person designated by Landlord shall have the right, but not the obligation, to enter upon the Premises at reasonable times to assess the environmental condition of the Premises and its use, including conducting an environmental assessment or audit (the scope of which shall be determined in the sole and absolute discretion of the party conducting the assessment) and taking samples of soil, groundwater or other water, air or building materials; provided, however, that, (i) except in the event of an emergency, any such entry by Landlord or any environmental consultant or other person designated by Landlord shall occur between the hours of 8:00 a.m. and 5:00 p.m. local time after not less than 48 hours prior notice to Tenant, and (ii) Landlord shall repair and restore any damage to the Premises resulting from such entry upon the Premises by Landlord or any environmental consultant or other person designated by Landlord. Tenant shall reasonably cooperate with and provide access to Landlord and any environmental consultant or other person designated by Landlord;

(6)

Tenant acknowledges that the Premises and the Airport are subject to the Clean Water Act and the State Pollutant Discharge Elimination System program (“SPDES”) and the Applicable Laws relating to stormwater discharges under New York Environmental Conservation Law, Article 17, Title 8, as amended from time to time, and regulations promulgated pursuant thereto, for operations that occur at the Airport. Tenant further acknowledges that (a) it is familiar with the SPDES stormwater regulations; (b) it will conduct operations subject to the applicable provisions as amended from time to time; and (c) it is aware that its operations may need to be altered from time to time to ensure compliance with the SPDES permit.

(7)

Tenant acknowledges that, at all times during the term of this Agreement, it will reasonably cooperate with the Landlord in complying with the Clean Water Act and the SPDES stormwater discharge permit, together with any subsequent amendments, extensions or renewals thereof. Tenant agrees to be bound by all applicable portions of such permit, amendments, extensions or renewals. The Landlord and Tenant both acknowledge that their cooperation may improve compliance with any stormwater discharge permit terms and conditions and may help to reduce the cost of compliance.

(8)

Tenant acknowledges that it is to minimize the exposure of stormwater to significant materials generated, stored, handled or otherwise used by Tenant by implementing and maintaining “Best Management Practices” as defined in 40 CFR Part 122.2, as amended from time to time.

(9)

Tenant acknowledges that the Premises and the Airport are managed to meet the applicable requirements of the Clean Water Act and the New York Environmental Conservation Law, and, to the extent required under applicable Environmental Laws, Tenant, or its contractor, has Stormwater Pollution Prevention (SWPP) and Spill Pollution Control and Countermeasure (SPCC) Plans in place. Tenant agrees to provide copies of such plans to Landlord and manage its operations to comply with applicable provisions of the Clean Water Act and the New York Environmental Conservation Law and the regulatory and procedural requirements within applicable SWPP and SPCC Plans.

(10)

Tenant and the Landlord jointly agree that protection of the environment is a mutual goal. Tenant agrees to cooperate to the extent reasonably possible with the Landlord in the development of programs to address issues of climate change, air emissions, pollution, traffic congestion, water quality and recycling. Tenant will consider deploying new technologies or best practices which are mutually beneficial in improving environmental stewardship.

C.

In making the representations, warranties and agreements set forth in this Lease and the indemnification obligations, Tenant does not undertake any obligation to remediate, or take any other action with respect to, or incur any liability for the cost of remediating or taking other action with respect to, any environmental condition affecting the Premises that (i) has resulted from the migration of Hazardous Materials to the Premises from off-site sources or adjacent premises and is not attributable to the activities of Tenant or any of its officers, contractors, subcontractors, invitees, agents, representatives or employees or any of their respective officers, contractors, subcontractors, invitees, agents, representatives or employees, or (ii) is not attributable to the activities of Tenant or any of its officers, contractors, subcontractors, invitees, agents, representatives or employees or any of their respective officers, contractors, subcontractors, invitees, agents, representatives or employees; provided, however, that Landlord and Tenant do not intend this Article to limit Landlord’s right to seek contribution or cost-sharing under any applicable Environmental Laws for costs that it may incur in connection with inspections, investigations, studies, design, construction, remediation or operations or maintenance of remedial activities at, on or near the Premises from parties responsible for any contamination occurring at, on or near the Premises. The foregoing express right of Landlord to seek contribution or cost-sharing shall in no way increase and alter Tenant’s liability as set forth elsewhere in this Lease.

D.

If Tenant shall fail to comply with any of the requirements of the Environmental Laws, Landlord may, in addition to the other remedies for Tenant’s default set forth herein, at Landlord’s election but without the obligation to do so, (i) give such notices, (ii) cause such work to be performed on the Premises, and (iii) take any and all other actions as Landlord shall deem necessary or advisable in order to abate, remove or remediate any Hazardous Materials or otherwise cure Tenant’s noncompliance, with the costs thereof to be reimbursed to Landlord within ten (10) days of demand, together with interest thereon from the date of payment until paid at the interest rate (the “Interest Rate”) equal to the lesser of (i) the maximum lawful rate of interest permitted to be charged under Applicable Laws of Governmental Authorities or (ii) the interest rate equal to two percent (2%) per annum above the prime rate of interest as published from time to time by The Wall Street Journal.

ARTICLE 16

TRADE FIXTURES

All trade fixtures and personal property, including all machinery, furniture and furnishings and inventories now or hereafter maintained, installed or used in or about the Premises by Tenant or any subtenant or licensee in connection with the trade, business or profession conducted by Tenant (the “Trade Fixtures”) shall remain the property of such Tenant, Subtenant or licensee, and may be removed at any time during the Term hereof and for a period of ten (10) business days after the expiration thereof; provided, however, that notwithstanding the foregoing, Tenant shall not have any right to remove any of the Trade Fixtures (i) at any time that an Event of Default (beyond any applicable grace and cure periods) or any act or omission which, with notice or passage of time, would constitute an Event of Default (as hereinafter defined), shall have occurred and is continuing or (ii) in the event that any such removal would cause damage to the Premises (unless Tenant shall repair any such damage and restore the Premises to substantially the same condition as existed prior to the removal of such Trade Fixtures).

ARTICLE 17

PROHIBITION AGAINST LIENS

A.

Tenant shall not do or suffer anything to be done by which the Premises, or any part thereof, may be encumbered by a lien of any kind. In the event that any mechanic’s or materialmen’s lien or other lien, purporting to be for or on account of any labor done or materials or services furnished in connection with any work on or about the Premises or any part of any thereof done by, for or under the Landlord of Tenant, or anyone claiming by, through or under Tenant, is filed against the Premises or any part of any thereof, Tenant shall commence action to discharge the same of record within ten (10) business ten days after service upon Tenant of notice of the filing thereof; provided, however, that Tenant shall have the right to remove the lien by bonding against the same in accordance with Applicable Laws and to contest any such lien; provided, further, that Tenant shall diligently prosecute any such contest, at all times effectively staying or preventing any official or judicial sale of the Premises or any part thereof under execution or otherwise, and, if unsuccessful, Tenant shall satisfy any final judgment against Tenant adjudging or enforcing such lien or, if successful, Tenant shall obtain a record satisfaction or release thereof. In the event Tenant fails to comply with this Article, Landlord, in addition to all other remedies provided herein or otherwise, shall have the right, but not the obligation, to cause the lien to be released by such means as it shall deem proper, including payment of the claim giving rise to the lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith, including reasonable attorneys’ fees and costs, shall be immediately payable to Landlord by Tenant with interest thereon at the Interest Rate from the date of payment by Landlord until Landlord receives payment from Tenant. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises and any other party having an interest therein from mechanic’s or materialmen’s liens.

B.

All Persons furnishing labor or materials to Tenant in connection with the construction of Improvements or any subsequent alterations or additions thereto are hereby notified that the filing of any mechanic’s or materialmen’s lien shall attach only to Tenant’s leasehold estate in the Premises.

ARTICLE 18

TAXES

A.

Tenant shall pay directly to the appropriate authority or authorities prior to delinquency and shall deliver evidence of payment thereof to Landlord before said delinquency, without demand, all taxes, levies and assessments levied against the assessed value of the Premises by State, County, Town or School District taxing authorities or any other properly constituted taxing authority including, but not limited to, special or benefit assessment districts such as water and sewer districts solely attributable to and payable for the time period during the Term of the Lease or any extended term.

B.

All taxes, levies and assessments that are assessed against the Premises with respect to any portion of the Term shall be prorated for the first and last years of the Term. Tenant shall be responsible for and shall pay the portion of such taxes or charges relating to the period beginning with the Effective Date through and including the expiration or earlier termination of the Term.

C.

Notwithstanding the provision set forth in subsection (A) above, nothing herein shall preclude Tenant at its own cost and expense, and free of any expense to the Landlord, from appealing any assessment, levies, fees, fines, penalties or other governmental charges and/or seeking economic incentives which may reduce, mitigate or abate any of the foregoing assessments, levies, fees, fines, penalties or other governmental charges.

ARTICLE 19

UTILITIES

Tenant shall, at its sole cost and expense, pay for all utility services required for the operation of or furnished to or consumed on the Premises during the Term, including, but not limited to, gas, electricity, water, sewer, heat/air, internet, cable/TV services, and telephone, and all charges associated with any of the foregoing.

ARTICLE 20

INDEMNIFICATION

A.

The Tenant agrees to the fullest extent permitted by law to defend, indemnify and hold the Landlord and its commissioners, officers, employees, agents, representatives, successors and assigns harmless from any and all such losses, claims, liens, demands and causes for action, including but not limited to, judgments, penalties, interest, court costs, and reasonable legal fees incurred by the Landlord on behalf of any party, in connection with or arising directly or indirectly from the Tenant’s use of the Premises including, but not limited to the work and the work of the Tenant’s successors, heirs, assigns, contractors and subcontractors associated with this Lease.  The Tenant shall investigate, handle, respond to and defend any such claims, demands or suits at its sole expense, and shall bear all other related costs and expenses even if such claims, demands, or suits are groundless, false or fraudulent.  This indemnification section shall survive the expiration or termination of this Lease.

B.

Tenant shall require in all its agreements with Subtenant(s) that they comply with the following requirements: The Subtenant agrees to the fullest extent permitted by law to defend, indemnify and hold the Landlord and its commissioners, officers, employees, agents, representatives, successors and assigns harmless from any and all such losses, claims, liens, demands and causes for action, including but not limited to, judgments, penalties, interest, court costs, and reasonable legal fees incurred by the Landlord on behalf of any party, in connection with or arising from the Subtenant’s use of the Premises pursuant to the sublease agreement.  The Subtenant shall investigate, handle, respond to and defend any such claims, demands or suits at its sole expense, and shall bear all other related costs and expenses even if such claims, demands, or suits are groundless, false or fraudulent. This indemnification section shall survive the expiration or termination of this Lease.

C.

In any matter in which indemnification hereunder would violate Section 5-322.1 of the New York General Obligations Law or any other applicable legal prohibition, the foregoing provision shall not be construed to indemnify the County for damage arising out of bodily injury to persons or to property caused by or resulting from the sole negligence of Dutchess County employees.  The term “employee” shall include all officers, advisory board members and/or volunteers serving the County.

D.

It is specifically agreed, however, that the Landlord, at its own cost and expense, may retain its separate counsel to participate in the legal defense of any such claim. Any judgment, final beyond all possibility of appeal, rendered against the Landlord for any cause for which the Tenant is liable hereunder shall be prima facie conclusive against the Tenant as to liability and amount upon the expiration of the time for appeal.

E.

If the Tenant shall at any time be in default under the Lease and such default is continuing beyond the expiration of all applicable curing periods, then if the Landlord shall reasonably incur any out of pocket expense in instituting any action or proceeding based on such default, the reasonable expense thereof to the Landlord, including reasonable attorney’s fees and disbursements, shall be paid by the Tenant to the Landlord as additional rent within thirty (30) days of Tenant’s receipt of Landlord’s written demand accompanied by reasonably supportive documentation.

ARTICLE 21

INSURANCE

**For purposes of this Article 21, the Landlord is referred to as the County.

At all times during the term of this Agreement, the Tenant shall maintain at its own cost the following insurance and shall provide proof thereof to the County, in the form of a Certificate of Insurance, prior to commencing work under this Agreement:

Worker’s Compensation Employer’s Liability (statutory limits). In compliance with the Workers’ Compensation Law of the State of New York, the Tenant shall provide:

a.	a certificate of insurance on an Acord form indicating proof of coverage for Worker’s Compensation, Employer’s Liability, OR

b.	a New York State Workers Compensation Notice of Compliance (Form C-105, Form U-26.3, Form SI-12 or Form SI-105.2P).

c.

In the event that the Tenant is exempt from providing coverage, it must provide a properly executed copy of the Certificate of Attestation of Exemption from NYS Workers' Compensation Board, Form CE-200.

d.

A certificate of participation in a self-insurance program. The department responsible for the implementation of the Agreement will obtain verification from the Director of Risk Management for those municipalities participating in the Dutchess County Self-Insured Plan.

Commercial General Liability Insurance coverage including blanket contractual coverage for the operation of the program under this Lease with limits not less than $1,000,000 per occurrence and $2,000,000 in the aggregate. This insurance shall be written on an occurrence coverage form and include bodily injury, property damage liability. The County must be listed as additional insured. The additional insured endorsement for the Commercial General Liability insurance required above shall not contain any exclusion for bodily injury or property damage arising from completed operations.

Automobile Liability Insurance coverage for all owned, scheduled, hired, and non-owned vehicles with a combined single limit of liability of not less than $1,000,000. This insurance shall include coverage for bodily injury and property damage. The County must be listed as additional insured.

Pollution/Asbestos Liability insurance in the sum of $2,000,000 per claim, and $4,000,000 in the aggregate. This insurance shall include first party coverage for the following activities, including but not limited to: removal, replacement, enclosure, encapsulation and/or disposal of Asbestos, or any other hazardous materials, along with any related pollution events, including coverage for third party liability claims for bodily injury, property damage and cleanup costs. If a retroactive date is used, it must pre-date the inception of the Lease. If motor vehicles are to be used for transporting hazardous materials, the Tenant shall provide Pollution Liability Broadened Coverage (ISO Endorsement CA 9948), as well as the MCS-90 endorsement. The owner and all other parties as required by contract shall be listed as additional insureds.

Excess/Umbrella Liability insurance coverage with limits not less than $10,000,000 per occurrence with a $10,000,000 aggregate. The County must be included as additional insured.

Hangarkeeper’s Liability, with limits of $1,000,000 per occurrence and $2,000,000 in the aggregate. The Lessor must be included as additional insured.

The Acord form certificate of insurance must contain the following provisions:

(A)

The County of Dutchess must be listed as certificate holder and additional insured on the commercial general, umbrella/excess, and automobile liability policies. In addition, the commercial general liability policy must include the additional insured endorsement forms cg 2037 July 2004 edition and the cg 2010 April 2013 edition or their equivalent.

(B)	The commercial general and automobile policies are primary and noncontributory.

(C)	The commercial general liability, auto liability and workers compensation policies must contain a waiver of subrogation in favor of the County of Dutchess.

(D)	The umbrella/excess policy is primary and noncontributory and must contain a waiver of subrogation in favor of the County of Dutchess.

(E)

 If the workers compensation Notice of Compliance is used instead of the Acord certificate of insurance, the Notice of Compliance must indicate that a waiver of subrogation in favor of the County of Dutchess is provided.

All policies of insurance referred to above shall be underwritten by companies authorized to do business in the State of New York with an A.M. Best financial strength rating of A- or better. In the alternative, the policies of insurance referred to above may be underwritten by non-Admitted companies with an A.M. Best financial strength rating of A+ or higher. In addition, every policy required above shall be primary and noncontributory. Any insurance carried by the County, its officers, or its employees shall be excess and noncontributory insurance to that provided by the Tenant. The Tenant and its sub-tenant(s), if any, shall be solely responsible for any deductible losses under each of the policies required above.

Payment(s) to the Tenant may be suspended in the event the Tenant and its Subtenant(s), if any, fails to provide the required insurance documentation in a timely manner.

Prior to cancellation or material change in any policy, a thirty (30) day notice (ten (10) for nonpayment) shall be given to the County Attorney at the address listed below:

Dutchess County Attorney

County Office Building

22 Market Street

Poughkeepsie, New York 12601

On receipt of such notice, the County shall have the option to cancel this Agreement without further expense or liability to the County, or to require the Tenant to replace the cancelled insurance policy, or rectify any material change in the policy, so that the insurance coverage required by this paragraph is maintained continuously throughout the term of this Agreement in form and substance acceptable to the County. Failure of the Tenant to take out or to maintain, or the taking out or the maintenance of any required insurance, shall not relieve the Tenant from any liability under this Agreement nor shall the insurance requirements be construed to conflict with or to limit the obligations of the Tenant concerning indemnification.

All losses of County property shall be adjusted with and made payable directly to the County.

All Certificates of Insurance shall be approved by the County’s Director of Risk Management or designee prior to commencement of any work under this Agreement.

In the event that claims in excess of these amounts are filed in connection with this Agreement, the excess amount or any portion thereof may be withheld from payment due or to become due the Tenant until the Tenant furnishes such additional security as is determined necessary by the County.

ARTICLE 22

DAMAGE AND DESTRUCTION

A.

Except as hereinafter provided, if, during the Term, any of the Improvements on the Premises shall be damaged or destroyed by fire or any other casualty provided that such fire or casualty was not caused by Landlord’s gross negligence or willful misconduct, Tenant shall at Tenant’s sole cost and expense, repair or rebuild all the Improvements on the Premises or such portion thereof which was damaged, in a good and workmanlike manner using materials of first grade and quality, to the original condition of the Improvements on the Premises or such portion thereof at the time of such fire or other casualty. Notwithstanding the foregoing, however, in the event the Improvements on the Premises are damaged or destroyed at any time during the final three (3) lease years of the Term and if either (i) the cost to repair or replace the improvements on the Premises, as estimated by a contractor, architect or other construction consultant selected by Tenant and approved by Landlord, exceeds fifty percent (50%) of the full replacement value of all improvements located on the Premises, or (ii) such repair and replacement cannot reasonably be completed within one hundred eighty (180) days after the date of the damage or destruction, as estimated by a contractor, architect or other construction consultant selected by Tenant and approved by Landlord, then Tenant may terminate this Lease upon such date as is set forth in a notice given to Landlord within thirty (30) days after the date of the damage or destruction; provided, however, that the date of termination shall be no less than five (5) and no more than sixty (60) days after the effectiveness of such notice and in no event shall Tenant terminate this Lease upon the occurrence of damage or destruction of the improvements on the Premises unless (a) it has maintained the insurance coverage in the manner required by this Lease and (b) it pays over to Landlord all insurance proceeds from such insurance coverage and the amount of any deductible or self-insurance retention amount with respect to such insurance coverage. Unless this Lease is so terminated, Tenant shall proceed with repair or rebuilding and Landlord shall make the net insurance proceeds of such insurance coverage payable with respect to such fire or other casualty available to Tenant on a commercially reasonable basis to pay the costs of such repair and rebuilding, and all costs of such repair or rebuilding in excess of the net insurance proceeds shall be paid by Tenant. During the period of such repair or rebuilding, Rent shall be abated.

B.

In no event shall Landlord be liable for any loss or damage sustained by Tenant by reason of any casualty to the Premises except to the extent such loss or damage arises from the gross negligence or willful misconduct of Landlord and / or its employees, contractors, and agents.

ARTICLE 23

CONDEMNATION

In the event of any condemnation proceeding in which all or any part of the Premises is taken (by a condemner other than the Landlord), Tenant and Landlord shall have the right to participate in any such condemnation proceedings and all compensation from such proceeding shall be shared by Tenant and Landlord as follows: Landlord shall be entitled to claim and recover from the condemning authority the value of the fee estate, Tenant shall receive that portion of the award as represents the value of the leasehold estate created by this Agreement and Landlord shall be entitled to receive the remainder of the award. In the event of a partial taking that leaves Tenant with a sufficient remaining portion such that Tenant can utilize the Premises for the Permitted Use, Landlord shall reduce the Rent payable by Tenant on a pro rata basis for the portions of the Premises taken. If, however, the Premises is rendered unusable for the Permitted Use, in Tenant’s reasonable discretion, Tenant may terminate this Lease by giving Landlord a written notice of termination, and this Lease shall terminate at the time specified in the notice (which shall not be less than thirty (30) days after the date of such notice). If a partial taking does not include any portion of the Improvements or portion of the Premises reasonably necessary for the conduct of Tenant’s operations, the entire award shall be paid to the Landlord and Landlord shall reduce the Rent payable by Tenant on a pro rata basis for the portions of the Premises taken.

ARTICLE 24

ASSIGNMENT

Tenant shall not assign or transfer any portion of the interest under the Lease without the prior written approval of the Landlord which shall not be unreasonably withheld, conditioned, or delayed and the Landlord shall be relieved of all liability and obligations consistent with the New York State General Municipal Law Section 109 in the event of such unauthorized assignment. Tenant may assign this Lease, in whole or in part, to an affiliated company with common ownership (“Tenant Affiliate”) provided County does not object within thirty (30) days of Tenant giving Landlord written notice of intent to assign.

ARTICLE 25

SUBLETTING

Landlord hereby consents to the Tenant’s subleasing of portions of the Premises as described in Article 8(A)(2) effective upon execution of a written sublease provided the following:

(1)

Tenant shall require in all agreements with Subtenant(s) that Subtenant(s) comply with the following requirements: The Subtenant(s) agrees to the fullest extent permitted by law to defend, indemnify and hold the Landlord and its employees harmless from any and all such actual losses, claims, liens, demands and causes for action, including but not limited to, judgments, penalties, interest, court costs, and legal fees incurred by the Landlord on behalf of any party, in connection with or arising directly or indirectly from such Sublease. The Subtenant shall investigate, handle, respond to and defend any such claims, demands or suits at its sole expense, and shall bear all other related reasonable costs and expenses even if such claims, demands or suits are groundless, false or fraudulent. This indemnification section shall survive the expiration or termination of this Lease and any applicable sublease. In any matter in which indemnification hereunder would violate Section 5-322.1 of the New York General Obligations Law or any other applicable legal prohibition, the foregoing provisions shall not be construed to indemnify the Landlord for damage arising out of bodily injury to persons or to property caused by or resulting from the sole negligence of the Landlord’s employees and agents. The term “employee” shall include all officers, advisory board members and/or volunteers serving the County.

(2)	Tenant’s Subtenant(s) shall, at their own expense, maintain insurance in full force and effect during the term of the sublease in the following amounts:

(a) Aircraft Physical Damage and Aircraft Legal Liability for the full market value of the Aircraft and legal liability insurance with a minimum limit of $25,000,000;

(b) General Liability with a combined single limit of not less than $10,000,000; and

(c) Automobile Liability Insurance in an amount not less than $1,000,000 combined single limit.

(3)

Tenant is responsible for obtaining certificates of insurance from Subtenants naming the County as additional insured with waivers of subrogation in favor of the County and providing same to the County prior to the commencement of the sublease.

(4)

In the event of a termination pursuant to Article 26 in which an Approved Leasehold Mortgagee does not assume the Lease and if Subtenant and Landlord mutually agree to allow Subtenant to remain on the Premises, then the Subtenant will inherit the Tenant’s insurance obligations and acquire any additional required coverage.

ARTICLE 26

DEFAULT AND REMEDIES

A.	Any of the following occurrences or acts shall constitute an event of default (an “Event of Default”) under this Lease:

(1)	If Tenant shall:

(a)

Fail to pay any Rent under this Lease as and when required to be paid by Tenant and such failure shall continue for a period of fifteen (15) days following Tenant’s receipt of written notice from Landlord of such failure to pay Rent. The failure to pay any Rent pursuant to this subsection shall not constitute an Event of Default if payment of such Rent is made within such fifteen (15) day period. If Tenant shall fail to correct or cure such breach or failure within such cure period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required; or

(b)

Fail to pay any Additional Rent under this Lease as and when required to be paid by Tenant and such failure shall continue for a period of fifteen (15) days following Tenant’s receipt of written notice from Landlord of such failure to pay Additional Rent. The failure to pay any Additional Rent pursuant to this subsection shall not constitute an Event of Default if payment of such Additional Rent is made within such fifteen (15) day period. If Tenant shall fail to correct or cure such breach or failure within such cure period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required; or

(c)

Breach or fail to observe or perform any of its covenants, agreements or obligations, and such breach or failure shall continue for thirty (30) days after notice from Landlord to Tenant of such breach or failure; provided, however, that if any such breach or failure (i) is such that it cannot be cured or remedied within such thirty (30) day period, (ii) does not involve the payment of any monetary sum, and (iii) does not place any rights or interest of Landlord in immediate jeopardy and Landlord is given additional security reasonably satisfactory to it to protect it from loss, all as determined by Landlord in its reasonable discretion, then such breach or failure shall not constitute an Event of Default if corrective action is instituted by Tenant to the reasonable satisfaction of Landlord within such thirty (30) day period and diligently pursued until such breach or failure is corrected. If Tenant shall fail to correct or cure such breach or failure within such cure period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required; or

(d)

If Tenant (i) shall make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it, the Parcel or a substantial part of its assets; or (ii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or shall have had any such petition or application filed or any such proceeding commenced against it that is not dismissed within sixty (60) days (or ninety (90) days in the event of an involuntary bankruptcy filing) of the filing or commencement thereof; or (iii) shall indicate, by any act or omission, its consent to, approval of or acquiescence to any such petition, application or proceeding or the appointment of a custodian, receiver or trustee for it, the Parcel or a substantial part of its assets; or (iv) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more; or

(e)

If a receiver, trustee or liquidator of Tenant or of all or substantially all of the assets of Tenant or of the Parcel or Tenant’s leasehold interest therein shall be appointed in any proceeding brought by Tenant, or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against Tenant and shall not be discharged within sixty (60) days after Tenant’s receipt of notice of such appointment, or if Tenant shall consent to or acquiesce in such appointment.

Upon the occurrence of an Event of Default, Landlord shall have the right to give Tenant Notice of Landlord’s termination of this Lease. Upon the effectiveness of such Notice, this Lease and the estate hereby granted shall expire and terminate on the date set forth in such notice as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Term, and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as herein provided.

B.

In addition, upon the occurrence of an Event of Default, Landlord shall have the immediate right, whether or not this Lease shall have been terminated, to re-enter and repossess the Parcel by summary proceedings, ejectment or any other legal action or in any lawful manner Landlord determines to be necessary or desirable, and the right to remove Tenant and Tenant’s property therefrom. No such re-entry or repossession of the Parcel shall be construed as an election by Landlord to terminate this Lease unless a notice of such termination is expressly given to Tenant, or unless such termination is decreed by a court or other governmental tribunal of competent jurisdiction.

C.	At Landlord’s option, Landlord may collect directly from Subtenants all rents becoming due and under any sublease and apply such rent against any sums due by Tenant to Landlord.

D.

At any time or from time to time after the re-entry or repossession of the Premises, whether or not this Lease shall have been terminated, Landlord may attempt to re-let the Premises for the account of Tenant in the name of Tenant or Landlord or otherwise, for such term or terms and on such other conditions and for such uses as Landlord, in its sole and absolute discretion, may in good faith determine. Landlord may collect and receive any rent payable by reason of such re-letting and shall apply the same to reduce the obligations of Tenant hereunder.

E.

No termination of this Lease, and no re-entry or repossession of the Premises, and no re-letting of the Premises, shall relieve Tenant of its liabilities and obligations, all of which shall survive such termination, re-entry, repossession or re-letting, nor shall Landlord be relieved of using reasonable, good faith efforts to mitigate its damages as required by Applicable Law.

F.

No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, and Landlord shall also be entitled to all remedies now or hereafter existing by law, in equity or by statute.

G.	The Parties waive and will waive all rights to trial by jury in any proceeding hereinafter instituted by the other party in respect to the Premises.

ARTICLE 27

LANDLORD'S RIGHT TO PERFORM

If the Tenant shall be in default hereunder, upon written notice, the Landlord may cure such default on behalf of the Tenant, in which event the Tenant shall reimburse the Landlord for all sums paid to effect such cure, together with reasonable attorneys’ fees. In order to collect such reimbursements, the Landlord shall have all the remedies available under this Lease for the default of payment of rent.

ARTICLE 28

HOLDING OVER AND SURRENDER OF LEASED PREMISES

A.

If Tenant continues to hold and occupy the Premises after the expiration or earlier termination of the Term, such holding over shall operate as an extension of this Lease on the same terms and conditions as herein provided, except for duration and except that the Base Rent payable hereunder during such holding over shall be paid monthly in advance in an amount equal to two hundred percent (200%) of the monthly installment of Base Rent payable during the final Lease Year of the Term. Tenant shall then be considered a Tenant-at-will, and Landlord may terminate this Lease at any time.

B.

At the expiration or earlier termination of the Term, Tenant shall surrender the Premises to Landlord in substantially the same condition, order and repair as at the Effective Date, except for approved Improvements, ordinary wear and tear, obsolescence and deterioration occurring on account of normal use and aging. Any leasehold or other improvements (including Tenant Improvements approved by Landlord), except for the Trade Fixtures to the extent provided herein, shall, at the expiration or earlier termination of the Term hereof, become the property of Landlord.

ARTICLE 29

QUIET ENJOYMENT

Landlord warrants to Tenant that Landlord has full power to enter into this Lease, and that Tenant shall have and enjoy full, quiet and peaceful possession of the Premises during the Term, subject to the provisions of this Lease.

ARTICLE 30

NOTICES

All notices, approvals, consents, requests, demands and other communications required or permitted by this Lease (individually, a “Notice”) must be in writing to be effective and personally delivered or sent by certified United States Mail, postage prepaid, or by a recognized delivery service that provides registered and verifiable shipment or air bill tracking and delivery record, with costs prepaid, to the addresses set forth below:

If to Landlord:

Commissioner of Public Works

Dutchess County Department of Public Works

626 Dutchess Turnpike

Poughkeepsie, NY 12603

Dutchess County Attorney

Dutchess County Office Bldg.

22 Market Street, 5th Floor

Poughkeepsie, NY 12601

If to Tenant:

POU Development LLC

c/o Sky Harbour LLC

136 Tower Road, Suite 205

Westchester County Airport

White Plains, NY 10604

Attn: Alex Saltzman, Chief Operating Officer

asaltzman@skyharbour.group

Attn: Alison Squiccimarro, In-House Counsel

asquiccimarro@skyharbour.group

With a copy to:

Neil Szymczak

Sky Harbour

3851 NW 145th St

Opa-locka, FL 33054

nszymczak@skyharbour.group

The person and place to which a Notice is to be sent may be changed by a party hereto upon written notice to the other. A Notice shall be deemed received and effective on the date that is three (3) days after the date on which the Notice is deposited in the United States Mail if sent by certified mail, or, if personally delivered, on the date such personal delivery is made. If a Notice is sent by a recognized delivery service, then the Notice shall be deemed received by the addressee on the date on which the signature receipt is recorded by such recognized delivery service.

ARTICLE 31

WAIVER OF COVENANTS, ETC.

No waiver of any condition or covenant of this Lease shall be deemed to imply or constitute a further waiver of the same or any other like condition or covenant, and nothing herein contained shall be construed to be a waiver on the part of a party of any right or remedy in law or otherwise, and all of a party’s remedies herein provided for shall be deemed to be cumulative.

The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this lease, or any of the Rules and Regulations set forth or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth, or hereafter adopted, against Tenant and/or any other tenant in the building shall not be deemed a waiver of any such Rules and Regulations. No provision of this lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this lease provided.

ARTICLE 32

ESTOPPEL CERTIFICATES

At any time and from time to time, either party, on or before the date specified in a request therefor made by the other party, which date shall not be earlier than ten (10) days from the making of such request, shall execute, acknowledge and deliver to the other a certificate stating (i) whether this Lease in is full force and effect; (ii) whether this Lease has been amended in any way and, if so, including any such amendments; (iii) whether, to the knowledge of such party, there are any existing Events of Default hereunder and specifying the nature thereof; (iv) the then-current Rent and the date to which Rent has been paid; and (v) such other facts with respect to this Lease or the Premises as Landlord or Tenant may reasonably request. Each certificate delivered pursuant to this Article may be relied on by any prospective purchaser, mortgagee or transferee of the Premises or of Landlord’s or Tenant’s interest hereunder.

ARTICLE 33

RESERVATION OF AVIGATION EASEMENT

Landlord hereby reserves from the Premises, for the use and benefit of itself, and its successors and assigns, and the operators, owners and users of aircraft of all types and for the public in general, a perpetual easement and right-of-way for the free and unobstructed flight and passage of aircraft (“aircraft” being defined for the purposes of this Lease as any contrivance now known or hereafter invented, used or designed for navigation of or flight in or through the air) by whomsoever owned or operated, in and through the airspace above, over and across the surface of the Premises, together with the right to cause in such airspace such noise, vibration, odors, vapors, particulate, smoke, dust or other effects as may be inherent in the operation of aircraft for navigation of or flight or passage in and through such airspace, and for the use of such airspace by aircraft for approaching, landing upon, taking off from, maneuvering about or operating on the Airport. This easement is reserved upon and subject to the following terms and conditions:

A.

Tenant shall not hereafter plant or construct, cause or permit to be planted or constructed, or suffer to remain, upon the property any bush, shrub, tree, pole, fence, building, structure or other obstruction of any kind or nature whatsoever which extends, or which may at any time in the future extend, into the airspace above the Premises to an elevation exceeding that prescribed in Part 77 of the FAA Regulations, 14 C.F.R. Chapter 1, as currently in effect and as the same may, from time to time, be amended, modified, superseded or replaced (the “FAA Regulations”).

B.

Landlord and/or its authorized agents shall have the immediate and continuing right, as part of the rights herein granted, to enter upon the Premises at any time and to remove therefrom, or in the alternative and at the sole option of Landlord, to mark and light as obstructions to air navigation, any bush, shrub, tree, pole, fence, building, structure or other obstruction of any kind or nature whatsoever which extends into the airspace above the Premises to an elevation exceeding that prescribed in the FAA Regulations, and Landlord and/or its authorized agents shall have the right of ingress to, egress from and passage over the Premises for the purpose of effecting and maintaining such clearance and of removing or of marking and lighting any and all such elevations. After Landlord and/or its authorized agents have entered upon the Premises and cleared it within the meaning of this Lease, Landlord and/or its authorized agents shall thereafter have the immediate and continuing right to enter upon the Premises and the continued, continual and continuing right to remove or mark and light any bush, shrub, tree, pole, fence, building, structure or obstruction of any kind or nature whatsoever extending up into the air space and above the Premises to an elevation exceeding that prescribed in the FAA Regulations. Tenant shall not have the option of marking and lighting any such obstruction.

C.

Tenant shall not hereafter use, cause or permit to be used, or suffer use of, the Premises so as (i) to cause electrical, electronic or other interference with radio, radar, microwave or other similar means of communications between Landlord and any aircraft; (ii) to adversely affect or impair the ability of operators of aircraft to distinguish between regularly installed air navigation lights and visual aids and other lights serving the Airport; or (iii) to cause glare in the eyes of operators of aircraft approaching or departing the Airport, or to impair visibility in the vicinity of the Airport, or to otherwise endanger the approaching, landing upon, taking off from, maneuvering about or operating of aircraft on, above and about the Airport; provided, however, that, notwithstanding any contrary provision contained above, Tenant shall be permitted to construct and maintain such improvements and to utilize all lighting, exterior finishes, landscaping and building materials as shall have been submitted to and approved in writing by Landlord.

D.

Tenant, for itself, its assigns, and legal representatives (the “Releasing Parties”), hereby expressly releases and forever discharges Landlord and its commissioners, legal representatives, officers, assigns, associates, employees, agents and all others acting in concert with Landlord, from any and all claims, debts, liabilities, obligations, costs, expenses, actions or demands, vested or contingent, known or unknown, whether in tort, contract or otherwise, which any of the Releasing Parties may now own or hold, or have at any time heretofore owned or held, or may hereafter at any other time own or hold, by reason of noises, vibration, odors, vapors, particulate, smoke, dust or other effects as may be inherent in the operation of aircraft caused or created by the flight or passage of aircraft in or through the airspace subject to the easement and right-of-way herein reserved.

ARTICLE 34

LANDLORD’S RIGHT OF ACCESS

The Landlord, and its representatives may enter the Premises at any reasonable time and upon reasonable notice of not less than two (2) Business Days to the Tenant, for the purpose of inspecting the Premises, performing any reasonable work which the Landlord elects to undertake, made necessary by reason of the Tenant's default under the terms of the Lease, exhibiting the Premises for sale, lease, or mortgage financing, or posting notices of non-responsibility under any mechanics lien law. Nothing herein shall prevent the Landlord from entering the Premises at any time and without notice in the event of an emergency situation which requires immediate action by the Landlord to preserve and protect the Premises.

ARTICLE 35

BINDING EFFECT

This Lease and the covenants and agreements of the parties hereunder shall be binding upon and inure to the benefit of Landlord and its successors and assigns and Tenant and its successors and permitted assigns.

ARTICLE 36

MISCELLANEOUS PROVISIONS

The headings used in this Lease are inserted for convenience and are not to be considered in the construction of the provisions of this Lease. The word “Landlord” means only the owner of the Premises from time to time, and, in the event of any transfer of the Premises by the owner thereof, the transferring owner of the Premises shall be released from all covenants, agreements and conditions as the Landlord hereunder and without further agreement between the parties, and the transferee owner of the Premises shall be deemed to have assumed all covenants, agreements and conditions of Landlord hereunder. Such transferee owner of the Premises shall be subject to Tenant’s rights of use and possession under this Lease, so long as no Event of Default has occurred and is continuing hereunder. All exhibits and recitals referred to are attached and made a part of this Lease. Bracketed provisions in the forms of instruments included in exhibits hereto shall be conformed and/or completed as appropriate for the execution versions thereof. This Lease may not be amended or modified except by agreement in writing signed by both parties. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms, and personal pronouns may be read as masculine, feminine and neuter. References to statutes, regulations or ordinances are to be construed as including all provisions consolidating, amending or replacing the referenced statute, regulation or ordinance, and references to agreements and other contracts shall be deemed to include all subsequent amendments to or changes in such agreements or instruments entered into in accordance with their respective terms. Use of the term “include” or “including” means to include or including without limitation.

ARTICLE 37

PARTIAL INVALIDITY

In the event any clause, term or condition of this Lease shall be declared null and void by a court of competent jurisdiction, this Lease shall remain in full force and effect as to all other terms, conditions and provisions.

ARTICLE 38

GOVERNING LAW AND VENUE

This Lease shall be governed, construed, and enforced in accordance with the applicable laws, rules and regulations of the State of New York and Dutchess County, and the venue shall be Dutchess County, New York.

ARTICLE 39

TIME OF ESSENCE

Time is of the essence to this Lease and the obligations and requirements set forth herein.

ARTICLE 40

RELATIONSHIP OF PARTIES

This Lease vests an estate to Tenant for the Term of this Agreement. Nothing herein contained shall cause the parties to be deemed or considered as partners or joint venturers in the operation of Tenant’s business or otherwise, nor shall either party be deemed to be the agent of the other except as may be herein specifically provided, and the sole relationship between the parties shall be that of Landlord as Landlord and Tenant as Tenant.

ARTICLE 41

MORTGAGE OF LEASEHOLD ESTATE

A.

With the prior consent of Landlord, and subject to the terms and conditions of this Lease, Tenant may grant to any Approved Leasehold Mortgagee providing financing or refinancing to Tenant with respect to the Premises a mortgage lien encumbering Tenant’s interest in the Premises (including the Improvements) and its interest in, to and under this Lease, together with an assignment of leases and rents and a security interest in any Personal Property owned by Tenant, in order to secure the repayment of such financing, including interest thereon, and the performance of all the terms, covenants and agreements on the Tenant’s part to be performed or observed under all agreements executed in connection with such financing or refinancing (“Approved Leasehold Mortgage”). Any such Approved Leasehold Mortgage, and all rights under or relating thereto, shall be subject to each of the covenants, conditions and restrictions set forth herein, and to all rights of Landlord hereunder and will always be subordinate to the rights of Landlord under this Lease and the Premises. Notwithstanding the foregoing, the Approved Leasehold Mortgagee shall in no event become personally liable to perform the obligations of Tenant under this Lease unless and until the Approved Leasehold Mortgagee becomes the owner of the leasehold estate pursuant to foreclosure, transfer in lieu of foreclosure, or otherwise, and thereafter said Approved Leasehold Mortgagee shall remain liable for such obligations only so long as such Approved Leasehold Mortgagee remains the owner of the leasehold estate. Tenant shall be responsible for payment of all of Landlord’s costs and expenses, including reasonable attorneys’ fees and expenses, incurred in reviewing any proposed Approved Leasehold Mortgage hereunder.

B.

If an Approved Leasehold Mortgagee shall give Landlord notice of such Approved Leasehold Mortgagee’s interest in the Premises (including Improvements) and such notice shall contain the address to which notices to such Approved Leasehold Mortgagee are to be sent, Landlord will thereafter send to such Approved Leasehold Mortgagee, at the address so given, and in the manner set forth in this Lease, a copy of any notice of default which Landlord may thereafter deliver or send to Tenant. Within the time permitted for the curing or commencing the curing of any default under this Lease, such Approved Leasehold Mortgagee, at its option, may pay any amount due or do any other act or thing required of Tenant by the terms of this Lease, and all amounts so paid or other acts so done by such Approved Leasehold Mortgagee shall be as effective to cure such default as the same would have been if paid or done by Tenant.

C.

An Approved Leasehold Mortgagee shall not become liable for Tenant’s obligations under this Lease unless and until such Approved Leasehold Mortgagee becomes the owner of the leasehold estate established hereby by foreclosure, assignment in lieu of foreclosure or otherwise, or if such Approved Leasehold Mortgagee gives notice to Landlord that such Approved Leasehold Mortgagee will assume Tenant’s obligations under this Lease. An Approved Leasehold Mortgagee shall remain liable for the obligations of Tenant under this Lease only for so long as it remains the owner of the leasehold estate established hereby.

D.	If any default or event of default occurs under an Approved Leasehold Mortgage, the Approved Leasehold Mortgagee and Tenant shall immediately notify Landlord of the same in writing.

E.

If a non-monetary default by Tenant under this Lease is susceptible of being cured by an Approved Leasehold Mortgagee only after such Approved Leasehold Mortgagee has obtained possession of the Premises, then an Approved Leasehold Mortgagee shall have an additional period not to exceed thirty (30) days to cure a non-monetary default after obtaining possession of the Premises; provided, however, that (i) such Approved Leasehold Mortgagee initiated all necessary actions to obtain possession of the Premises, including the initiation of foreclosure proceedings under its Approved Leasehold Mortgage, within thirty (30) days after the earlier of the date on which such Approved Leasehold Mortgagee became aware of such non-monetary default or the date on which such Approved Leasehold Mortgagee received notice from Landlord of such non-monetary default; (ii) such Approved Leasehold Mortgagee shall have pursued such actions with reasonable diligence; (iii) such Approved Leasehold Mortgagee, within any applicable cure period provided in this Lease, shall have paid all Rent and other sums then due to Landlord under this Lease; and (iv) such Approved Leasehold Mortgagee shall have cured any other defaults by Tenant under this Lease that are susceptible of being cured by such Approved Leasehold Mortgagee without obtaining possession of the Premises. Notwithstanding the foregoing, the rights granted to an Approved Leasehold Mortgagee in this Article shall not impair any right granted to Landlord in this Lease (a) to perform any obligations under this Lease that Tenant is required, but fails, to perform, and (b) to obtain reimbursement from Tenant of Landlord’s costs and expenses incurred in so performing and, subject to rights granted to an Approved Leasehold Mortgagee, to declare an Event of Default if Tenant fails so to reimburse within any applicable cure period.

F.

Tenant shall be permitted to finance the design, construction and operation of the Tenant Improvements through a Private Activity Bond (“PAB”). Landlord shall provide customary consents and all related approvals required in connection with a PAB issuance and leasehold mortgage as part of the PAB financing program, which will be provided at Tenant’s sole cost and expense. Any lien created to secure such financing or any other debt undertaken by Tenant shall be secured by Tenant’s leasehold interest in the Lease and the Tenant Improvements and shall not be secured by the fee interest in the Premises. IT IS UNDERSTOOD AND AGREED THAT TENANT’S FINANCING OF THE TENANT IMPROVEMENTS THROUGH PAB IS SOLELY THE DEBT OF TENANT AND SHALL NOT RESULT IN ANY FINANCIAL BURDEN OR OBLIGATION OF THE LANDLORD IN ANY MANNER, INCLUDING ANY COST OR EXPENSE ASSOCIATED WITH THE TEFRA HEARING OR ANY OTHER CONSENT OR APPROVAL REQUIRED TO BE PROVIDED BY LANDLORD. Lienholders through PAB financing described herein shall be included within the definition of Approved Leasehold Mortgagee.

G.

If this Lease is terminated for Tenant’s breach before the end of the Term, for any reason other than a default that has not been cured by Tenant or Approved Leasehold Mortgagee within the period specified, including, without limitation, as a result of a rejection or disaffirmation of the Lease in a bankruptcy, insolvency or other proceeding affecting creditor’s rights, then Landlord shall provide a copy of the termination notice to the Approved Leasehold Mortgagee. Upon the written request of Approved Leasehold Mortgagee made any time within thirty (30) days after the receipt of such notice from Landlord, Landlord shall agree to enter into a new lease of the Premises with Approved Leasehold Mortgagee for the remainder of the Term of the Lease upon the same covenants, conditions, limitations and agreements contained in the Lease, except for such provisions which must be modified to reflect any such termination, rejection or disaffirmance and the passage of time, provided, that, in the event of any such termination, rejection or disaffirmance, Approved Leasehold Mortgagee (or such successor or assign) (A) shall pay to Landlord, simultaneously with the delivery of such new lease, all unpaid amounts due under the Lease up to and including the date of the commencement of the term of such new lease and all reasonable and substantiated expenses incurred by Landlord to prepare such new lease, and (B) otherwise shall cure all other defaults under the Lease promptly and with due diligence after the delivery of such new lease. If Landlord does not enter into a new lease with the Approved Leasehold Mortgagee, then the Approved Leasehold Mortgagee shall immediately remove all trade fixtures and other personal property from the Premises and repair to Landlord’s reasonable satisfaction, any damage caused to the Premises by the removal. The Approved Leasehold Mortgagee shall not remove or tamper with any improvement on the Premises.

H.

Tenant’s present and future Approved Leasehold Mortgagee and any present and future mortgagees or similar beneficiaries are intended third party beneficiaries to this Article. As third-party beneficiaries, they are entitled to the applicable rights under and may enforce the provisions of this Article of the Lease as if they were parties thereto.

I.	Nothing contained herein shall release Tenant from any of its obligations under this Lease that may not have been discharged or fully performed by an Approved Leasehold Mortgagee.

ARTICLE 42

SIGNAGE

At its sole expense, the Tenant may place signs identifying itself about the Premises. All signs shall be subject to Landlord approval with respect to content, design and specific location which shall not be unreasonably withheld, conditioned or delayed. At the end of the term the Tenant shall remove the signs and restore the Premises to its prior condition, at its sole expense.

ARTICLE 43

NONDISCRIMINATION AND GOVERNMENTAL MATTERS

A.

Tenant, for it, its heirs, personal representatives, successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree that in the event facilities are constructed, maintained, or otherwise operated on the Premises, for a purpose for which a United States Government program or activity is extended, Tenant shall maintain and operate such facilities and services in compliance with all other requirements imposed pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Nondiscrimination in Federally-assisted programs of the Department of Transportation - Effectuation of Title VI of the Civil Rights Act of 1964, and as said Regulations may be amended.

B.

Tenant, for itself, its personal representatives, successors in interest and assigns, as a part of the consideration hereof, does hereby covenant and agree that (1) no person on the grounds of race, creed, color, sex, national origin, age, disability or marital status shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of the Premises; (2) that in the construction of any improvements on, over, or under such land and the furnishing of services thereon, no person on the grounds of race, creed, color, sex, national origin, age, disability or marital status shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination, (3) that Tenant shall use the Premises in compliance with all other requirements imposed by or pursuant to Title 49, code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Nondiscrimination in Federally-assisted programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as said Regulations may be amended.

C.

Nothing herein contained shall be deemed to grant Tenant any exclusive right or privilege within the meaning of Article 308 of the Federal Aviation Act of 1958, as amended (the “Federal Aviation Act”), in the conduct of any activity at the Airport, except that, subject to the terms and provisions hereof, Tenant shall have the rights with respect to the Premises under the provisions of this Lease.

D.

This Lease is subject and subordinate to the provisions of any agreement heretofore or hereafter made between Landlord and the United States government relative to the operation or maintenance of the Airport, the execution of which has been required as a condition precedent to the transfer of federal rights or property to Landlord for Airport purposes, or the expenditure of federal funds for the improvement or development of the Airport, including the expenditure of federal funds for the development of the Airport in accordance with the provisions of the Federal Aviation Act.

E.	Tenant certifies to the best of its knowledge and belief that:

(1)

No federally or state-appropriated funds have been paid or will be paid by or on behalf of Tenant to any person for influencing or attempting to influence an officer or employee of any agency of the United States government or a member, officer or employee of the United States Congress, or an employee of a member of the United States Congress, in connection with the awarding of any federal contract, the making of any federal grant or loan, the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment or modification of any federal contract, grant, loan or cooperative agreement; and

(2)

If Tenant has compensated or does compensate any person for influencing or attempting to influence an officer or employee of any agency of the United States government, a member, officer or employee of the United States Congress, or any employee of a member of the United States Congress, in connection with any contract, grant, loan or cooperative agreement, then Tenant shall complete and submit to Landlord, in accordance with its instructions, Standard Form LLL, “Disclosure of Lobbying Activities”; and

(3)

Tenant shall require that the language of this certification be included in the award documents for all sub-awards at all tiers (including subcontracts, sub-grants and contracts under grants, loans and cooperative agreements) and that all sub-recipients shall certify and make disclosures in accordance with this Article.

F.	Tenant hereby agrees as follows:

(1)

Tenant and Tenant Affiliate(s) will not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, handicap or creed, and Tenant will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex, national origin, handicap or creed, including action relating to employment; upgrading, demotion or transfer; recruitment or recruitment advertising; lay-off or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeships;

(2)	Tenant will post in conspicuous places, available to employees and applicants for employment, notices to be provided setting forth the provisions of this Article;

(3)

Tenant will, in all solicitations or advertisements for employees placed by or on behalf of Tenant, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex, national origin, handicap or creed;

(4)

Tenant will send to each labor union or representative of workers with which it has a collective bargaining agreement or other contract or understanding, a notice to be provided advising such labor unions or workers’ representatives of Tenant’s commitments under this Article and will post copies of the notice in conspicuous places available to employees and applicants for employment;

(5)	Tenant will comply with all provisions of Executive Order 11246 of September 24, 1965, and of the rules, regulations and relevant orders of the United States Secretary of Labor;

(6)

Tenant will furnish all information and reports required by Executive Order 11246 of September 24, 1965, and by the rules, regulations and orders of the United States Secretary of Labor, or pursuant thereto, and will permit access to its books, records and accounts by the administering agency and the United States Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations and orders;

(7)

Tenant agrees to comply with Section 296 and all other pertinent provisions of Article 15 of the Executive Law (also known as the Human Rights Law) and all other State and Federal statutory and constitutional non-discrimination provisions. In addition, Tenant agrees to comply with all pertinent provisions of the Americans with Disabilities Act of 1990, P.L. 101-336, July 26, 1990, 42 USC 12101, et seq.; and all pertinent regulations pursuant thereto. Tenant shall not discriminate in the use of the Premises or any access thereto if such Premises are used as a public accommodation or in connection with a public service. Tenant will not discriminate against any employee or applicant for employment because of race, creed, color, sex, national origin, age, disability or marital status.

(8)

In this connection, the Landlord reserves the right to take whatever action it might be entitled by law to take in order to enforce this provision. This provision is to be considered as a covenant on the part of Tenant, a breach of which, continuing after notice by the Landlord to cease and desist and after a determination that a violation exists made in accordance with the procedures and appeals provided by law, will constitute a material breach of this Lease and will entitle the Landlord, at its option, to exercise its right of termination as provided for in Article 26, or take any action that it deems necessary to enforce compliance herewith.

(9)

In the event of Tenant’s noncompliance with the nondiscrimination requirements of this Lease, this Lease may be immediately canceled, terminated or suspended, in whole or in part, by Landlord in accordance with the provisions of Article 26, and Tenant may be declared ineligible for further government contracts or federally assisted construction contracts in accordance with procedures authorized in Executive Order 11246 of September 24, 1965, and such other sanctions may be imposed and remedies invoked as provided in Executive Order 11246 of September 24, 1965, or by rule, regulation or order of the United States Secretary of Labor, or as otherwise provided by law; and

(10)

Tenant will include the provisions of this Article in each of its subcontracts or purchase orders unless exempted by rules, regulations or orders of the United States Secretary of Labor issued pursuant to Article 204 of Executive Order 11246 of September 24, 1965, so that such provisions will be binding upon each subcontractor or vendor. Tenant will take such action with respect to any subcontract or purchase order as the administering agency may direct as a means of enforcing such provisions, including sanctions for noncompliance; provided, however, that in the event Tenant becomes involved in or is threatened with litigation by a subcontractor or vendor as a result of such direction by the administering agency, Tenant may request the United States to enter into such litigation to protect the interests of the United States.

(9)

Tenant shall include the foregoing provisions in every sublease or concession pursuant to which any person or persons, other than Tenant, operates any facility on the Premises providing service to the public and shall include thereon a provision granting the Landlord a right to take such action as the United States may direct to enforce such covenant.

G.

Tenant will comply with all security regulations established or amended, by but not limited to the Landlord, Department of Homeland Security, Customs and Border Protection, Transportation Security Administration (“TSA”) and the Federal Aviation Administration (“FAA”), and to take such steps as may be necessary or directed by Landlord, including the installation of mandatory access control if accessing the AOA, to insure that Subtenants, employees, invitees, and guests observe these requirements. If Landlord incurs any fines and/or penalties imposed by the FAA and/or the TSA, or any expense in enforcing the regulations of Federal Aviation Regulations Part 1542 and/or the Airport Security Program, as a result of the acts or omissions of Tenant, Tenant agrees to pay and/or reimburse all such costs and expense. Tenant further agrees to rectify any security deficiency as may be determined as such by Landlord, the FAA and/or the TSA. Landlord reserves the right to take whatever action necessary to rectify any security deficiency as may be determined as such by Landlord, the FAA and/or the TSA, in the event Tenant fails to remedy the security deficiency.

H.

Tenant hereby represents and warrants that, as of the Effective Date, neither Tenant nor any officer, employee, representative or agent of Tenant has given or donated, or promised to give or donate, either directly or indirectly, to any official, employee or commissioner of Landlord or to anyone else for its benefit, any sum of money or other thing of value to aid or assist in obtaining this Lease.

I.

Tenant shall indemnify and hold harmless the Landlord from any claims and demands of third persons including the United States of America resulting from Tenant's noncompliance with any of the provisions of this Article and Tenant shall reimburse the Landlord for any loss or expense incurred by reason of such noncompliance.

ARTICLE 44

FORCE MAJEURE

Any prevention, delay or stoppage attributable to strikes, lockouts, terrorism, labor disputes, civil commotion, fire or other casualty not caused directly or indirectly by a party hereto, and acts of God, will excuse the performance of that party for a period equal to the duration of the prevention, delay or stoppage; provided, however, that these provisions will not apply to the obligations imposed with regard to Rent or Additional Rent and other charges Tenant must pay in accordance with the terms of this Lease.

ARTICLE 45

INTEREST AND OTHER CHARGES

Notwithstanding any provision of this Lease to the contrary relating to the payment of interest, it is the intent of Landlord and Tenant that Landlord shall not be entitled to receive, collect, reserve or apply, as interest, any amount in excess of the maximum amount of interest permitted to be charged under Applicable Laws. In the event this Lease requires a payment of interest that exceeds the maximum amount of interest permitted to be charged under Applicable Laws, such interest shall not be received, collected, charged or reserved until such time as that interest, together with all other interest then payable, falls within the maximum amount of interest permitted to be charged under Applicable Laws. In the event Landlord receives any such interest in excess of the maximum amount of interest permitted to be charged under Applicable Laws, Landlord shall refund to Tenant the amount of such excess and, in such event, Landlord shall not be subject to any penalties provided by Applicable Laws for contracting for, charging, reserving, collecting or receiving interest in excess of the maximum amount of interest permitted to be charged under Applicable Laws.

ARTICLE 46

GOVERNMENTAL REQUIREMENTS

The parties incorporate herein by reference all provisions lawfully required to be contained herein by any Governmental Landlord. In the event that a Governmental Landlord requires modifications or changes to this Lease as a condition precedent to the granting of funds for the improvement of the Airport, or otherwise, Tenant shall make or agree to such amendments, modifications, revisions, supplements or deletions of any of the terms, conditions or requirements of this Lease as may be reasonably required and any expenses resulting from such amendments, modifications, revisions, supplements or deletions shall be paid by Landlord.

ARTICLE 47

EASEMENTS

Landlord shall reasonably cooperate with Tenant in obtaining all necessary easements, rights or ways, utility feeds and conduit connections, permits and governmental and quasi-governmental approvals or consents reasonably necessary to develop the Tenant Improvement on the Premises; provided, however, that this Article shall not create any express or implied obligation on the part of Landlord to consent to or approve any easements, rights or ways, utility feeds or conduit connections that interfere with or impair Landlord’s ownership, operation or development of the Airport or contravene any Applicable Laws applicable to the Airport, all as determined by Landlord in Landlord’s sole discretion.

ARTICLE 48

RECORDING

The parties shall execute a short form Memorandum of Ground Lease substantially in the form of Exhibit C to be recorded in the Office of the Dutchess County Clerk affirming this Lease and its Effective Date.

ARTICLE 49

NO BROKER

The Tenant expressly represents to the Landlord that it has dealt with no broker in obtaining this Lease and agrees to hold the Landlord harmless from commission claims arising out of the Tenant's conduct presented by any other broker.

ARTICLE 50

NO ORAL AGREEMENTS

There are no oral agreements, representations or warrantees between the parties hereto affecting this Lease, and this Lease supersedes and cancels any and all previous representations, negotiations, arrangements, and understandings, if any between the parties hereto with respect to the subject matter hereof and shall not be used to interpret or construe this Lease.

ARTICLE 51

SMOKE-FREE PREMISES

Landlord and Tenant agree and acknowledge that the Premises to be occupied by Tenant have been designated as smoke-free. The term “smoking” means inhaling, exhaling, breathing, or carrying any lighted cigar, cigarette, or other tobacco product, electronic cigarette, or similar lighted product in any manner or in any form. Smoking is prohibited inside and outside the leased premises, and such prohibition is extended to Tenant’s guests or other visitors.

ARTICLE 52

REQUIRED PROVISIONS OF LAW

Each and every provision of federal, state or local law, rule or regulation required by law to be inserted in this Lease shall be deemed to have been inserted herein. If any such provision is not inserted, through mistake or otherwise, then upon the application of either party, this Lease shall be physically amended to make such insertion.

ARTICLE 53

EXECUTORY

This Agreement shall be deemed executory only to the extent of moneys appropriated and available to the Landlord for the purpose of this Agreement, as specified in the Landlord’s adopted budget and no liability on account thereof shall be incurred by the Landlord beyond the amount of such moneys. It is understood and agreed that neither this Agreement nor any representation by any public employee or officer creates any legal or moral obligation to request, appropriate, or make available moneys for the purpose of this Agreement. In the event that insufficient monies are appropriated or available to the Landlord for the purpose of this Agreement, the Landlord shall promptly notify Tenant of this fact in writing. In the event that insufficient monies are appropriated or available to the Landlord for the purpose of this Agreement, Landlord shall have the option to terminate this Agreement.

ARTICLE 54

COUNTERPARTS; SIGNATURES TRANSMITTED BY ELECTRONIC MEANS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  A facsimile or signature transmitted by electronic means applied hereto or to any other document shall have the same force and effect as a manually signed original.  This provision contemplates giving legal force and effect to copies of signatures.

ARTICLE 55

ENTIRE AGREEMENT

The terms of this Lease Agreement, including Articles 1 through 55, Exhibits A and B, represent the final intent of the parties. Any modification, rescission, or waiver of the terms of this Lease shall be effective only if evidenced by a subsequent writing, which is executed and acknowledged by the parties with the same formalities accorded this Lease.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and date first written above.

APPROVED AS TO FORM:	ACCEPTED: COUNTY OF DUTCHESS

___________________________	By: _______________________________
County Attorney's Office	William F.X. O’Neil, Acting County Executive

APPROVED AS TO CONTENT:	POU DEVELOPMENT, LLC

___________________________	By: _______________________________
Commissioner of Public Works	Print Name:
Title:

___________________________
Airport Director

EXHIBIT A

DESCRIPTION AND DEPICTION OF DEMISED PREMISES

EXHIBIT B

DEPICTION AND DESCRIPTION OF IMPROVEMENTS

EXHIBIT C

FORM OF MEMORANDUM OF GROUND LEASE

MEMORANDUM OF LEASE

This Memorandum of Lease is dated as of ______ , 20_, and executed by and between the County of Dutchess, a municipal corporation with offices at 22 Market Street, Poughkeepsie, New York 12601 ("Landlord") and POU Development, LLC, a Delaware limited liability company with offices at 136 Tower Road, Suite 205, White Plains, NY 10604 ("Tenant").

WITNESSETH THAT:

In consideration of the premises and the mutual covenants and agreements set forth in that certain Ground Lease Agreement dated and made Effective as of ____________________ (the “Ground Lease”), by and between Landlord and Tenant, Landlord has leased to Tenant, and Tenant has leased from Landlord, a certain parcels of land located at and within Hudson Valley Regional Airport (KPOU), located in the Town of Wappinger, County of Dutchess, State of New York and hereinafter referred to as “the Airport” that is more particularly described in Exhibit A attached hereto and made part hereof, for a term of _____________ following the Commencement Date (as defined in the Ground Lease), subject to all of the terms, provisions and conditions of the Ground Lease.

Duplicate copies of the originals of the Lease are in the possession of the Landlord and Tenant and reference should be made thereto for a more detailed description thereof and for resolution of any questions pertaining thereto. The addresses for Landlord and Tenant are as follows:

LANDLORD:

Commissioner of Public Works

Dutchess County Department of Public Works

626 Dutchess Turnpike

Poughkeepsie, NY 12603

Dutchess County Attorney

Dutchess County Office Bldg.

22 Market Street, 5th Floor

Poughkeepsie, NY 12601

TENANT:

POU Development LLC

c/o Sky Harbour LLC

136 Tower Road, Suite 205

Westchester County Airport

White Plains, NY 10604

Attn: Alex Saltzman, Chief Operating Officer

asaltzman@skyharbour.group

Attn: Alison Squiccimarro, In-House Counsel

asquiccimarro@skyharbour.group

With a copy to: Neil Szymczak Sky Harbour 3851 NW 145th St Opa-locka, FL 33054 nszymczak@skyharbour.group

This Memorandum of Lease is solely for recording and notice purposes and shall not be construed to alter, modify, expand, diminish or supplement the provisions of the Ground Lease. In the event of any inconsistency between the provisions of this Memorandum of Lease and the provisions of the Ground Lease, the provisions of the Ground Lease shall govern. Reference should be made to the Ground Lease for the full description of the rights and duties of Landlord and Tenant, and this Memorandum of Lease shall in no way affect the terms and conditions of the Ground Lease or the interpretation of the rights and duties of Landlord and Tenant hereunder.

Upon the expiration or earlier termination of the above-described Ground Lease, Landlord and Tenant agree that they shall execute and record a termination of this Memorandum of Lease.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Memorandum of Lease to be executed this ____ day of _______________, ______.

TENANT:	LANDLORD:

POU DEVELOPMENT LLC	COUNTY OF DUTCHESS

By: ______________________________	By: ________________________________
William F.X. O’Neil
Title: _____________________________	Acting County Executive

Date: _____________________________	Date:_______________________________

STATE OF NEW YORK	:
: ss.:
COUNTY OF DUTCHESS	:

On the __________ day of __________, 2023 before me, the undersigned, personally appeared William F.X. O’Neil, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted executed the instrument.

________________________________

Notary Public

STATE OF NEW YORK	:
: ss.:
COUNTY OF DUTCHESS	:

On the __________ day of __________, 2023 before me, the undersigned, personally appeared ___________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted executed the instrument.

________________________________

Notary Public